                                            ***Text Omitted and Filed Separately
                                                Confidential Treatment Requested
                                         Under 17 C.F.R. Sections  200.80(b)(4),
                                                            200.83 and 240.24b-2




                                 LICENSE AGREEMENT


                                       BETWEEN


                            NOVARTIS CONSUMER HEALTH, INC.

                                         AND

                                   CIMA LABS., INC.



















                                                            Dated:  July 1, 1998

                                        INDEX

                                                                                 PAGE

1.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
2.   GRANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
3.   COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
4.   LICENSE FEES, MILESTONE PAYMENTS AND ROYALTIES. . . . . . . . . . . . . . . . .8
5.   PAYMENT PROCEDURES, RECORDS, AUDITING . . . . . . . . . . . . . . . . . . . . 10
6.   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . . . . 11
7.   CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
8.   TERM AND TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
9.   PATENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
10.  INFRINGEMENT OF CIMA PATENT . . . . . . . . . . . . . . . . . . . . . . . . . 16
11.  INFRINGEMENT OF THIRD PARTY RIGHTS. . . . . . . . . . . . . . . . . . . . . . 17
12.  CIRCUMSTANCES FOR MANUFACTURE BY NCH. . . . . . . . . . . . . . . . . . . . . 18
13.  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
14.  FORCE MAJEURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
15.  PUBLICITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
16.  ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
17.  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
18.  SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
19.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
20.  INDEPENDENT CONTRACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
21.  COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
22.  ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

                                  LICENSE AGREEMENT

This License Agreement (the "License Agreement") is made and entered into as of this First day of July, 1998 ("Effective Date"), by and between Novartis Consumer Health, Inc. (hereinafter referred to as "NCH"), a corporation organized and existing under the laws of the State of Delaware, having an office at 560 Morris Avenue, Summit, New Jersey 07901-1312, and CIMA LABS., Inc. (hereinafter referred to as "CIMA"), a corporation organized and existing under the laws of the State of Delaware, having an office at 10000 Valley View Road, Eden Prairie, Minnesota 55344-9361.

                                     WITNESSETH:

WHEREAS, CIMA owns or possesses rights to certain patents and know-how (CIMA Patents and Know-How) and thus has the right to grant licenses with respect to the technology covered under the patents and know-how; and

WHEREAS, CIMA wishes to grant to NCH a license under the CIMA Patents and Know-How to make and have made (under specified circumstances), use, offer for sale and sell Products (as hereinafter defined) in the Field (as hereinafter defined) and in the Territory (as hereinafter defined); and

WHEREAS, NCH desires to acquire a license under said CIMA Patents and Know-How, on the terms and subject to the conditions set forth herein; and

WHEREAS, NCH has substantial expertise and experience in the development, commercialization and marketing of human pharmaceutical products; and

WHEREAS, the parties simultaneously herewith are entering into a Supply Agreement (the "Supply Agreement") with respect to the supply by CIMA to NCH of NCH's commercial requirements of Products covered by the terms of this License Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and obligations set forth herein, CIMA and NCH hereby agree as follows:

1.   DEFINITIONS

The following terms, as used in this License Agreement, shall have the meanings set forth in this Article 1:

1.1    "Active Ingredients" shall mean [...***...]

1.2    [...***...]

1.3 "Affiliate" shall mean any corporation or entity which directly or indirectly owns, is owned by, or is under common ownership with, a party to this License Agreement, where own or ownership means direct or indirect possession of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable equity interest in any other type of entity.

1.4 "Agreement Period" shall mean the period commencing upon the Effective Date and extending until the end of the Royalty Period (as hereinafter defined).

1.5 "Date of First Sale" shall mean the date of first commercial sale of one or more of the Products by NCH or any of its Affiliates.

1.6 "Development Agreement" shall mean the Development and License Option Agreement, between NCH and CIMA, executed November 18, 1997 and attached hereto as EXHIBIT A.

1.7    The "Field" shall mean [...***...]

1.8 "Net Sales" shall mean the actual gross sales invoiced by NCH or its sublicensees or Affiliates from factory sales to parties other than NCH or its Affiliates, for those Products made, used or sold in the Field and in the Territory, less, (i) trade, quantity and cash discounts actually allowed and taken in such amounts as are customary in the trade, if any, (ii) credits or allowances actually granted to customers, (iii) independent broker or agent commissions actually allowed and paid, up to [...***...] (iv) customer returns actually allowed, (v) freight, insurance, handling and transportation charges and (vi) all taxes other than income taxes on the income of NCH or its Affiliates.

1.9 "OraSolv Technology" shall mean CIMA's proprietary oral effervescent, fast-dissolving or chewable, drug-delivery tablet manufacturing and packaging technology [...***...]

1.10 "Improvements" shall mean any enhancement to the OraSolv Technology or Products (as hereinafter defined) made during the period as of November 18, 1997 (the Effective Date of the Development Agreement) through the expiration of the last to expire [...***...] or the earlier termination of this License Agreement.

1.11 "CIMA Patents" shall mean all patents and patent applications owned, or controlled, or licensed (with right to sublicense), during the term of this License Agreement, by or on behalf of CIMA or any of its Affiliates, which contain a claim covering inventions necessary to the development, manufacture, packaging, use, offer for sale or sale of Products, including those patents and patent applications now owned, controlled or licensed by CIMA listed in EXHIBIT B, attached hereto, which list shall be updated from time to time as appropriate, but at least once per calendar year, to incorporate any additional patents and patent applications NOT listed in EXHIBIT B as of the Effective Date, including patents covering any Improvements NCH elects to use in connection with the Products pursuant to
Section 3.4 hereof, as well as any continuations, continuations-in-part, divisions, re-examinations, reissues or extensions to the patents or patent applications listed in EXHIBIT B. CIMA Patents shall include Exclusive CIMA Patents, Nonexclusive CIMA Patents, [...***...] (each as hereinafter defined).

1.12 "CIMA Know-How" shall mean all tangible and intangible inventions, technology, trade secrets, data, processes, methods and any physical or chemical material, including any replication of any part of such material, other information that CIMA owns, controls or has a license to with the right to sublicense, existing as of the Effective Date, which are necessary or useful to the formulation, development, manufacture, packaging or commercialization of a Product, and any Improvements made to any of the foregoing.

1.13   [...***...]

1.14 "Product" shall mean the pharmaceutical products, in any flavor, dosage or form, that are developed using the OraSolv Technology and that contain as pharmaceutically active compounds only NCH Active Ingredients, and includes without limitation those formulations listed in EXHIBIT C attached hereto and made a part hereof, including Improvements, modifications and variations thereto made by CIMA or its Affiliates during the term of this License Agreement.

1.15 "Results" shall mean Product formulations as set forth in EXHIBIT C, Product prototypes, Product samples and finished Products, including any additional Product formulations, prototypes, Product samples and unfinished Product developed pursuant to Section 4.5 hereof, NCH proprietary processes and analytical methodology used in the validation, stability testing and other testing or analysis of the Products, [...***...] including information and data directly relating to any of the foregoing, obtained or developed from conduct of evaluations, product development, commercialization or manufacturing of the Products pursuant to this License Agreement or the Development Agreement; PROVIDED THAT, Results shall not include any tablet manufacturing or packaging processes or technology which are owned or otherwise controlled by CIMA and used to obtain, develop, manufacture or package Product formulations, Product prototypes, Product samples and finished Products, nor shall Results include information or data directly relating to such manufacturing or packaging processes or technology or any knowledge, skill or experience with respect to OraSolv Technology gained by CIMA personnel in performance of this License Agreement and/or the Development Agreement.

1.16 "Royalty Computation Period" shall mean a three (3) month calendar quarter ending on the last day of March, June, September and December of a given year.

1.17 "Royalty Period" means that period beginning on the Date of First Sale of the Products in the Field and in the Territory by NCH, and ending on [...***...]

1.18 "Territory" shall mean [...***...] or as otherwise amended from time to time as agreed upon in writing by the parties.

1.19   "FDA" shall mean the United States Food and Drug Administration.

1.20 "Exclusive CIMA Patent" shall mean those CIMA Patents to which CIMA has the right to grant an exclusive license, as listed in EXHIBIT B hereto.

1.21 "Nonexclusive CIMA Patent" shall mean those CIMA Patents to which CIMA does not have the right to grant an exclusive license, as listed in EXHIBIT B hereto.

1.22   [..***...]

1.23   [...***...]

1.24   "NCH Active Ingredients" shall mean [...***...]

2.     GRANTS

2.1 Subject to the terms of this License Agreement, CIMA hereby grants, and NCH hereby accepts, an exclusive license under the Exclusive CIMA Patents and Know-How; and a nonexclusive license under the Nonexclusive CIMA Patents, all as set forth in EXHIBIT B, including the right to sublicense, to make and have made (subject to Article 12 hereof), use, market, distribute, offer for sale and sell the Products in the Field and in the Territory. [...***...]

2.2 CIMA hereby grants, and NCH hereby accepts, an exclusive option to acquire an exclusive license under the Exclusive CIMA Patents and Know-How; and a nonexclusive license under the Nonexclusive CIMA Patents, including the right to sublicense, to make and have made (subject to terms substantially similar to those set forth in Article 12 hereof), market, distribute, offer for sale and sell pharmaceutical products in the Field and in the Territory [...***...] The Option shall be in effect for [...***...] beginning on the Effective Date (the "Option Period"). In consideration for the Option, NCH shall pay to CIMA a non-refundable option fee of [...***...] (the "Option Fee") upon execution of this License Agreement. NCH may exercise the Option by notifying CIMA in writing at any time during the Option Period of its decision to do so. NCH and CIMA shall negotiate in good faith mutually agreed upon terms under which NCH shall acquire the exclusive license described above in this Section 2.2, which terms shall be no less favorable to NCH than the terms of this License Agreement. The final agreement memorializing these terms shall be entered into in the event NCH exercises the Option, no later than the end of the Option Period. During the Option Period, CIMA will not enter into discussions with any other party concerning developing, commercializing or making any product covered by the Option. The Option Fee shall be fully creditable against any license fees, royalties and/or milestone payments payable by NCH to CIMA pursuant to any agreement entered into between NCH and CIMA memorializing the agreed upon terms under which NCH shall acquire the exclusive license described in this Section 2.2.

2.3    [...***...]

2.4 Upon the expiration (but not the earlier termination) of the Royalty Period, NCH shall have a nonrevocable, perpetual, paid-up, royalty-free, non-exclusive license under the CIMA Patents and Know-How, with the right to sublicense, in the Field and in the Territory, to make and have made (subject to Article 12 hereof), use, market, distribute, offer for sale and sell Products in the Field and in the Territory.

3.     COVENANTS

3.1 CIMA hereby covenants and agrees that in the event that CIMA enters into any Option, Development, License or Supply Agreement with a third party relating to the granting or possible granting of a license under the CIMA Patents or Know-How to make, have made, market, use, distribute, offer for sale and/or sell any [...***...] pharmaceutical product using the OraSolv Technology, which products are used for the treatment of [...***...] and contain any or all of the NCH Active Ingredients (but not [...***...] alone), to the extent permissible by law, CIMA shall contractually require of said third party that all such products, as well as any labels, promotional, advertising or marketing activities or materials relating to or used in conjunction with such products, exclude any indication, suggestion or reference, whether direct or indirect, or expressed, implied or inferred, regarding [...***...] use of such products.

3.2 CIMA hereby covenants and agrees that it shall use the Results and Confidential Information belonging to NCH (as to which obligations of confidentiality apply) solely for the purposes specified in this License Agreement and for no other purpose.

3.3 NCH hereby covenants and agrees that it shall use the licensed CIMA Patents and Know-How and Confidential Information belonging to CIMA (as to which obligations of confidentiality apply) solely for the purposes specified in this License Agreement and for no other purpose.

3.4 CIMA hereby covenants and agrees to keep NCH fully informed of all Improvements to the OraSolv Technology, but only to the extent such Improvements relate to the Products, including but not limited to improved taste masking. Information initially provided to NCH by CIMA under this
Section 3.4 shall be sufficient to permit NCH to evaluate applicability of the Improvements to the Products. If NCH elects to use Improvements in connection with the Products, CIMA shall disclose such information as CIMA may have concerning such Improvement that is necessary to permit NCH to utilize the Improvement consistent with the rights granted under this License
Agreement.   In the event that NCH requests CIMA to incorporate an
Improvement, NCH shall pay CIMA reasonable incremental costs associated with incorporating such Improvement that have been preapproved in writing by NCH.

3.5 CIMA hereby covenants and agrees during the term of this License Agreement, not to (1) commercialize, or cause to be commercialized, or fund, or provide services, including without limitation, consulting, research, development and/or manufacturing services, with respect to, the commercialization of, any chewable and/or fast dissolving, solid, oral dosage form pharmaceutical products that contain any NCH Active Ingredient in the Field and in the

Territory, or (2) license, assign or otherwise convey, to any third party, except as expressly permitted in Article 16 of this License Agreement, any of the rights or licenses granted to NCH under this License Agreement, and specifically including any rights or licenses with respect to Sections 2.1,
2.2 and 2.3; [...***...]

4.     LICENSE FEES, MILESTONE PAYMENTS AND ROYALTIES

4.1 In consideration of the license granted to NCH under this License Agreement as stipulated in Article 2 above, NCH shall pay to CIMA the following non-refundable license and option fees and milestone payments at the times stated below:

[...***...]

       4.1.5    All payments by NCH to CIMA pursuant to Sections 4.1.2 and
4.1.3 and 4.5 will be made within [...***...] of receipt by NCH of documentation from CIMA verifying successful completion of the relevant activity. Such documentation shall be in the form of a written final report of findings for the relevant activity.

4.2 As further consideration for the license granted to NCH under this License Agreement as stipulated in Article 2 above, NCH shall pay to CIMA a running non-refundable royalty of [...***...] of Net Sales of all Products in the Field and in the Territory, in accordance with the provisions of Article
5. The running royalty shall be fully creditable against minimum annual royalties, as set forth below in Section 4.4.

       4.2.1 The obligation to pay running royalties shall expire, on a country-by-country basis, with the expiration of the Royalty Period, except as otherwise provided for under this License Agreement.

       4.2.2 In the event that all [...***...] expire or all claims of all [...***...] are held invalid or otherwise unenforceable by a court of competent jurisdiction prior to [...***...], the running royalty rate in the relevant country shall be reduced to [...***...] of the then-current running royalty rate until [...***...] or as otherwise provided for under this License Agreement.

       4.2.3 If, as of the later of (i) [...***...] or (ii) the date on which the last to expire [...***...] expires, CIMA has obtained or possesses [...***...], then NCH shall continue to pay CIMA a running royalty equal to [...***...] of the then-current running royalty rate, and NCH shall continue to have an exclusive license with respect to such [...***...] until such time as the [...***...] expire, or all claims thereof which cover [...***...] are held invalid or otherwise unenforceable by a court of competent jurisdiction, whichever is sooner, at which time NCH's obligation to pay royalties shall cease.

       4.2.4    In the event that CIMA materially breaches the Supply
Agreement and fails to cure the material breach within [...***....] of being notified by NCH of the material breach, then the running royalty rate shall be reduced to [...***...] of the then-current running royalty rate until the expiration of the Royalty Period or until such time as the breach is cured, subject to additional adjustments as set forth in this Section 4.2 and Articles 8, 10 and 11 hereof. Upon cure, the royalty rate shall be increased to a rate equal to the rate in effect at the time of the breach, subject to any additional adjustments that have been made, or are later made, pursuant to this Section 4.2 or Articles 8, 10 or 11 hereof.

       4.2.5 To the extent that CIMA is unable to meet NCH's firm orders made pursuant to, or any other NCH Product supply requirement in accordance with, the terms and conditions of the Supply Agreement, and as a direct result of CIMA's nonperformance with respect thereto, NCH is unable to supply Product to the Field such that an out-of-stock condition ensues in NCH warehouses, and NCH receives backorders for the Product, CIMA shall [...***...] Failure by CIMA to supply Product ordered pursuant to a change order issued to CIMA pursuant to Article 4 of the Supply Agreement which increases the order for the related month above NCH's forecast shall not be considered nonperformance by CIMA for purposes of this Section 4.2.5 and
Section 12.2 of the Supply Agreement.

       4.2.6    [...***...]

4.3 Royalties payable by NCH to CIMA under Sections 4.2 and 4.4 hereof further shall be reduced or otherwise adjusted in accordance with Articles 8, 10 and 11 hereof.

4.4 Commencing in the first calendar year in which NCH launches a Product on a national scale in [...***...] NCH shall pay to CIMA a minimum annual royalty, as set forth below, against which running royalties accrued during the relevant calendar year for which the minimum annual royalty is due are fully creditable. Should total running royalties accrued in any calendar year not equal at least the minimum annual royalty due for the relevant calendar year, concurrent with its submission to CIMA of its statement of Net Sales, as required under Section 5.2 hereof, for the last Royalty Computation Period of the calendar year, NCH shall pay to CIMA according to the provisions of
Article 5 hereof, the difference between the minimum annual royalty due and the total annual running royalty accrued in the relevant calendar year.

       4.4.1    The minimum annual royalty shall be equal to [...***...]
per year, and shall be payable as set forth herein until [...***...] or until all of the [...***...] expire, or all claims of all of the [...***...] which cover the Products are held invalid or otherwise unenforceable by a court of competent jurisdiction, whichever is sooner, except as otherwise provided for in this License Agreement.

       4.4.2 In the event all of the [...***...] expire or all claims of all of the [...***...] which cover the Products are held invalid or otherwise unenforceable by a court of competent jurisdiction prior to [...***...] and CIMA has neither obtained nor possesses [...***...] then the annual minimum royalty due shall be reduced to [...***...] of the then-current minimum annual royalty until [...***...] at which time the obligation to pay minimum annual royalties shall cease.

       4.4.3 In the event all of the [...***...] expire or all claims of all of the [...***...] which cover the Products are held invalid or otherwise unenforceable by a court of competent jurisdiction prior to [...***...] and CIMA has obtained or possesses [...***...] at least one claim of which covers [...***...] then the annual minimum royalty due shall be equal to [...***...] of the then-current minimum annual royalty until such time as the [...***...] expire, or all claims thereof which cover [...***...] are held invalid or otherwise unenforceable by a court of competent jurisdiction, at which time the obligation to pay minimum annual royalties shall cease.

       4.4.4 In the event that CIMA commercializes, or causes to be commercialized, or funds, or provides services, including without limitation, consulting, research, development and/or manufacturing services, with respect to, the commercialization of, any oral chewable and/or fast dissolving, solid, dosage form pharmaceutical products which contain Active Ingredients other than NCH Active Ingredients, in the Field and in the Territory, then the minimum annual royalty due shall be reduced to [...***...] of the then-current minimum annual royalty, subject to additional adjustments, until expiration of the Royalty Period, at which time the obligation to pay minimum annual royalties shall cease; [...***...] This reduction in royalties shall be NCH's sole remedy for such commercialization.

       4.4.5    [...***...]

4.5 As further consideration for the license granted in this License Agreement, NCH agrees to develop one additional Product formulation, subject to the provisions and terms of this License Agreement and as set forth on EXHIBIT D. [...***...]

5.     PAYMENT PROCEDURES, RECORDS, AUDITING

5.1 All payments due CIMA pursuant to Article 4 shall be made in U.S. dollars by wire transfer to such bank in the United States of America as CIMA shall specify from time to time. For purposes of determining the running royalty payment due to CIMA, Net Sales shall be converted on a country-by-country basis to U.S. dollars at the exchange rate prevailing at the close of the last business day of the relevant Royalty Computation Period as published the next day in The Wall Street Journal.

       5.1.1 Payments hereunder shall be made without deduction other than such amounts, if any, as NCH is required by law to deduct or withhold. NCH shall obtain a receipt from the relevant taxing authorities for all withholding taxes paid and forward such receipts to CIMA to enable CIMA to claim any and all tax credits for which it may be eligible. NCH shall reasonably assist CIMA in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time.

5.2 NCH shall pay to CIMA royalties as set forth in Article 4 within [...***...] after the end of each Royalty Computation Period. Each payment of royalties shall be accompanied by a statement, on a country by country basis of the amount of Net Sales during such quarter, the amount of aggregate Net Sales in the Territory during such quarter and the amount of royalties or other payments due on such sales.

5.3 During the Agreement Period, NCH shall keep complete and accurate books and records setting forth gross sales, net sales, amounts deducted from gross sales to arrive at Net Sales, calculations of royalty payments owed to CIMA, and any other information necessary to allow the calculation of royalties to be paid by NCH to CIMA for each country within the Territory, for no less than three (3) years after the end of each Royalty Computation Period. NCH shall permit CIMA, at CIMA's expense, to have said books and records examined by independent certified public accountants retained by CIMA and acceptable to NCH, during regular business hours upon reasonable advance notice but not later than three (3) years following the close of the Royalty Computation Period in question, and no more than one (1) time per year. Such accountant shall report to CIMA only those findings required to verify or contradict the royalty amounts calculated by NCH to be owed to CIMA, and the amounts of any discrepancy. Any information obtained or reports completed by said accountants during such examination will be considered Confidential
Information of NCH under Article 7 hereof.   If it is determined as a result
of said examination that there was an underpayment of royalties due CIMA, NCH will pay to CIMA the balance of the royalties due within [...***...] Similarly, in the event it is determined that there has been an overpayment of royalties, CIMA will credit such overpaid amount against running royalty payments owed by NCH at the end of the next Royalty Computation Period, or subsequent Royalty Computation Periods when required, until such time as such overpayment has been fully credited against the running royalties; PROVIDED, HOWEVER, that such credit shall not exceed [...***...] of any royalties due CIMA in such Royalty Computation Period, and any residual credit shall be carried over to the next Royalty Computation Period and applied in accordance with this Section 5.3.

6.     REPRESENTATIONS AND WARRANTIES

6.1    CIMA warrants and represents that:

       6.1.1 It is a corporation duly organized, existing and in good standing under the laws of the state of Delaware, with full right, power and authority to enter into and perform this agreement and to grant all of the rights, powers and authorities herein granted in Article 2.

       6.1.2 The execution, delivery and performance of this License Agreement do not conflict with, violate or breach any agreement to which CIMA is a party, or CIMA's Certificate of Incorporation or Bylaws.

       6.1.3 This License Agreement has been duly executed and delivered by CIMA and is a legal, valid and binding obligation enforceable against CIMA in accordance with its terms.

       6.1.4 CIMA has the right, title and interest in and to the CIMA Patents and Know-How which are the subject of this License Agreement, necessary to grant the license granted pursuant to Article 2, and which, to the best of CIMA's knowledge, are free of any lien or encumbrance or any rights or claims of any third party in the Territory.

       6.1.5 To the best of CIMA's knowledge as of the Effective Date, the practice of the OraSolv Technology does not infringe any valid patents or other proprietary rights of third parties, nor do said third parties have any claim of ownership with respect to the CIMA Patents and Know-How.

       6.1.6 To the best of CIMA's knowledge as of the Effective Date, the CIMA Patents licensed under this License Agreement are neither invalid nor unenforceable, nor would they be held invalid or unenforceable by a court of competent jurisdiction. If, during the Agreement Period, CIMA (a) becomes aware that anyone (including CIMA) has requested a re-examination of any such CIMA Patents, (b) requests a re-issuance of any such CIMA Patents, or (c) becomes aware that a declaratory judgment action has been filed to have any such CIMA Patents declared invalid or unenforceable, CIMA promptly shall notify NCH of such and specify which CIMA Patents are involved.

       6.1.7 During the term of this License Agreement, CIMA shall not enter into any agreement that is inconsistent with or in derogation of CIMA's representations and warranties under this License Agreement.

       6.1.8 As of the Effective Date, CIMA is not aware of any third party that is infringing the CIMA Patents licensed to NCH.

6.2    NCH warrants and represents that:

       6.2.1 It is a corporation duly organized, existing and in good standing under the laws of the state of Delaware, with full right, power and authority to enter into and perform this License Agreement.

       6.2.2 The execution, delivery and performance of this License Agreement do not conflict with, violate or breach any agreement to which NCH is a party, or NCH's Certificate of Incorporation or Bylaws.

       6.2.3 This License Agreement has been duly executed and delivered by NCH and is a legal, valid and binding obligation enforceable against NCH in accordance with its terms.

7.     CONFIDENTIALITY

7.1    Both CIMA and NCH agree that subject to the limitations set forth in
Section 7.3, all information disclosed to the other party, whether in oral, written or graphic form, and identified in writing by the disclosing party as confidential shall be deemed "Confidential Information" of the disclosing party. In particular, Confidential Information shall be deemed to include, but not be limited to Results, including any information or documentation relating thereto, any patent application or drawing or potential patent claim, trade secrets, information, ideas, inventions, samples, processes, procedures, methods, formulations, packaging designs and materials, test data, future development plans, Product launch date, technological know-how and engineering, manufacturing, regulatory, marketing, servicing, sales, financing or human resources matters relating to the disclosing party and its business.

7.2 Both parties will take precautions as it normally takes with its own confidential and proprietary information to prevent disclosure to third parties.

7.3 Both CIMA and NCH agree that, notwithstanding the above, the obligations of confidentiality shall not be deemed to apply to:

       7.3.1 Information which at the time of disclosure is or thereafter becomes generally known or available to the public, through no wrongful act or failure to act on the part of the receiving party.

       7.3.2 Information that was known by or in the possession of the receiving party at the time of receiving such information from the disclosing party as evidenced by written records.

       7.3.3 Information obtained by the receiving party from a third party source who is not breaching a commitment of confidentiality to the disclosing party by revealing such information to the receiving party.

       7.3.4 Information that is independently developed by the receiving party without use of confidential information of the other party as evidenced by written records.

       7.3.5 Information that is the subject of a granted written permission to disclose that is issued by the disclosing party to the other party.

       7.3.6 Information that is required to be disclosed pursuant to the law, but only to the extent required to be disclosed; PROVIDED, THAT, the disclosing party notifies the other party in writing and gives the other party reasonable time to comment on the same prior to disclosure.

7.4 During the Agreement Period and for a period of five (5) years after the end of the Agreement Period (seven (7) years for manufacturing process information) each party shall maintain all Confidential Information in trust and confidence and shall not disclose any Confidential Information to any third party or use any such information for any unauthorized purpose, other than as authorized in Section 7.3 hereof or as necessary to accomplish the purpose of this License Agreement subject to an appropriate binder of confidentiality as set forth in Section 7.5. Each party may use such Confidential Information only to the extent required to accomplish the purposes of this License Agreement. Confidential Information shall not be used for any purpose or in any manner that is not consistent with this License Agreement or that would constitute a violation of any laws or regulations including, without limitation, the export control laws of the United States. Each party hereby agrees that it will not in any way attempt to obtain, either directly or indirectly, any information regarding any Confidential Information from any third party who has been employed by, provided consulting services to, or received in confidence information from, the other party.

7.5 Both parties will make diligent efforts to ensure that all employees, consultants, agents, subcontractors and manufacturing contractors who may have access to Confidential Information of the other party, and any other third parties who might have access to Confidential Information, will use such information in a manner consistent with the terms of this License Agreement and will be bound by the terms set forth in this Article 7. No Confidential Information shall be disclosed to any employees, subcontractors, agents or consultants who do not have a need to receive such information.

7.6 To the extent either party discloses confidential information of the other party to an employee, consultant, subcontractor or manufacturing contractor (collectively "Agents") or permits an Agent to have access to such confidential information, such party shall indemnify the other party for any claims, damages, losses, liabilities, costs or expenses, including reasonable attorneys' fees, incurred by the other party as a result of the indemnifying party's Agent further disclosing or misusing such confidential information.

8.     TERM AND TERMINATION

8.1 The term of this License Agreement shall begin as of the Effective Date and shall remain in effect for the Agreement Period, unless earlier terminated as provided herein.

8.2 In the event either party commits a material breach or defaults in the performance or observance of any of the material provisions of this License Agreement, and such breach or default is not cured within [...***...] days after the receipt of notice thereof from the other party specifying such breach or default, the party not in breach or default shall be entitled (without prejudice to any of its' other rights) to terminate this License Agreement, without additional penalty, termination fee or cost, by giving notice to take effect immediately.

8.3 In addition to the provisions specified in Section 8.2, NCH shall have the right to terminate this License Agreement [...***...]

8.4 In addition to the provisions specified in Section 8.2, NCH shall have the right to terminate this License Agreement [...***...]

8.5 If NCH, in its sole discretion, chooses not to pursue the remedy provided for in Section 8.2 hereof in the event CIMA commits a material breach or defaults in the performance or observance of any of the material provisions of this License Agreement, and such breach or default is not cured within [...***...] or, if such breach is not reasonably capable of cure within such [...***...] and CIMA reasonably demonstrates to NCH that it is making good faith efforts to cure such breach, [...***...] after the receipt of notice thereof from NCH specifying such breach or default, NCH shall be entitled to [...***...]

8.6 NCH shall have the right to terminate this License Agreement and the royalty obligations with respect thereto, without cause, effective on, or any time after, [...***...] by providing CIMA with [...***...] prior written notice of such termination and payment of a [...***...] termination fee upon such termination plus such other amounts as have accrued under this License Agreement and remain unpaid as of the date of termination, including the amount of the prorated minimum royalty for the year of termination or the actual earned royalties whichever is greater. [...***...]

8.7 The termination of this License Agreement by either party shall not release either party from any obligation that matured prior to the effective date of the termination.

8.8 Termination of this License Agreement by NCH pursuant to Sections 8.2, 8.3, 8.4, 8.5 or 8.6 shall immediately terminate any further minimum annual royalty obligation as to NCH.

8.9 The confidentiality provisions set forth in Article 7 hereof shall survive the termination or expiration of this License Agreement as set forth therein.

8.10 Except as otherwise expressly provided in this License Agreement, upon termination of this License Agreement:

       8.10.1 All licensed rights under the CIMA Patents and Know-How granted to NCH shall terminate and revert to CIMA, and NCH shall not make any use whatsoever of said rights, nor sell any Products in the Territory, except as expressly provided for elsewhere in this License Agreement.

       8.10.2 Title and ownership rights in the [...***...] and other Confidential Information of CIMA shall remain at all times with CIMA and NCH will have no title thereto as a result of this License Agreement. Upon written request by CIMA, NCH shall promptly return to CIMA all information regarding said [...***...] or Confidential Information; PROVIDED THAT, NCH will be permitted to keep archive copies of such Confidential Information.

       8.10.3 Title and Ownership rights in the [...***...] and Confidential Information of NCH shall remain at all times with NCH and CIMA will have no title thereto as a result of this License Agreement. Upon written request by NCH, CIMA shall promptly return to NCH all information regarding said [...***...] and Confidential Information; PROVIDED THAT,
CIMA will
be permitted to keep archive copies of said [...***...] for CIMA's internal use only and CIMA shall be prohibited from disclosing or providing [...***...] to any third party.

       8.10.4 NCH shall have up to [...***...] from the date of termination of this License Agreement to sell or otherwise dispose of its existing stock of the Products and to fulfill any outstanding contractual obligations with respect to the sale or supply of the Products; PROVIDED THAT, CIMA shall continue to receive royalty payments as stipulated in Article 4 hereof. The parties acknowledge the seasonal nature of the Products, however, NCH shall make reasonable commercial efforts to dispose of such existing stock as expeditiously as reasonably possible.

       8.10.5   Except as otherwise set forth herein, termination under this
Article 8 shall be without prejudice to and shall not affect the right of either party to recover any and all damages to which it may be entitled, or exercise any other remedies which it may otherwise have under this License Agreement course and conduct of patent application prosecution matters within the scope of CIMA Patents licensed under this License.

9.     PATENTS

9.1 CIMA shall undertake and shall bear all costs of the prosecution and maintenance of the Patent Rights in the Territory. CIMA shall employ reasonable efforts to keep NCH fully and timely informed, at NCH's reasonable expense, in respect to the course and conduct of the Patent application prosecution matters within the scope of the CIMA Patents licensed under this License Agreement and such information (to which the obligation of confidentiality applies) disclosed pursuant to this Section 9.1 shall be
Confidential Information for purposes of Article 7.   (CIMA shall not be
obligated to furnish any information or documents to NCH other than documents filed in, or received from patent offices in the Territory in respect of the CIMA Patents.)

9.2 NCH shall mark appropriately all Products with the patent number of any CIMA patent, at least one claim of which covers the Products and/or packaging therefor, or processes for making or packaging the Products.

10.    INFRINGEMENT OF CIMA PATENT

10.1 If either party shall become aware of any infringement of any CIMA Patent in the Territory and in the Field, then the party having such knowledge shall give notice to the other within ten (10) days of becoming aware of such infringement and the basis therefor.

10.2 Subject to Section 10.3 hereof, CIMA shall have the sole right to take such action, as it deems appropriate and reasonable, whether by action, suit, proceeding or otherwise, at its own expense, to prevent or eliminate the
infringement of the CIMA Patents by others and to collect damages.   NCH
agrees to cooperate with CIMA in any reasonable manner in an action brought by CIMA. CIMA agrees to pay all reasonable out-of-pocket expense incurred by NCH as a result of NCH's cooperation in the prosecution of any such action, suit or proceeding for infringement. CIMA shall be entitled to retain any damages recovered by bringing the action for patent infringement.

10.3 Within [...***...] of receipt of notice by CIMA of the infringement of any Exclusive CIMA Patents by commercial sale or offer for commercial sale through more than one (1) sales outlet within one (1) or more countries of the Territory, or by commercial use of the products in the Field, or contributing to, or inducement of, any of the foregoing, CIMA shall commence reasonable action to terminate such infringement. Should CIMA take such reasonable action within [...***...] of receipt of such notice and nevertheless fails to terminate the infringement within [...***...] of receipt of notice of such infringement, CIMA shall bring formal suit against the infringer in a court of competent jurisdiction to terminate such infringement. Should CIMA fail to take reasonable action to terminate such infringement within said [...***...] or to terminate such infringement within said [...***...] then, (i) if the infringed CIMA Patents include one or more [...***...] or (ii) if the Exclusive CIMA Patents in such country consist solely of [...***...] the running royalty for Products sold in such country shall be immediately reduced to [...***...] of the then-current running royalty rate, whereas if the infringed Exclusive CIMA Patents consist solely of [...***...] but one or more [...***...] are in force in such country at the time such infringement commences, the running royalty rate for Products sold in such country shall be reduced to [...***...] of the then-current royalty rate. The reduced rate shall remain in effect until expiration of the Royalty Period, or until such time as the infringement terminates, the infringed Exclusive CIMA Patents expire (as discussed in Sections 4.4.2 and 4.4.3), or as otherwise provided for in Article 4 of this License Agreement.

11.    INFRINGEMENT OF THIRD PARTY RIGHTS

11.1 If either party to this License Agreement shall become aware of any action, or suit, or threat of action or suit, by a third party alleging that the manufacture, use, marketing, distribution, offer for sale or sale of any Product infringes a patent, or violates any other proprietary rights of any third party, the party aware of same shall notify the other party of the same and fully disclose the basis therefor within ten (10) days of becoming aware of such action, or suit, or threat of such action or suit.

11.2 CIMA shall have the right, but not the obligation, (a) to secure a license, at CIMA's expense, with the right to sublicense, which would obviate the alleged infringement and CIMA shall grant to NCH, at no additional cost, a sublicense under such license; or (b) to develop at CIMA's expense one or more substitute Products which are substantially equivalent in performance to the then-existing Products but which are free of the alleged infringement. NCH shall cooperate at NCH's reasonable expense in such development, and in negotiations for such license, as CIMA may reasonably request.

11.3 In the event CIMA elects not to exercise its rights under Section 11.2 within [...***...] of receiving notice of such claim, or otherwise notifies NCH within such [...***...] that it does not intend to exercise such right, NCH shall have the right to defend any such claim at its own expense and sole discretion as to the control, conduct and prosecution of such defense. If, by the terms of any settlement or if by a judgment, decree or decision of a court, tribunal or other authority of competent jurisdiction emanating from NCH's defense of such claim, NCH is required to obtain a license from a third party in order to make, have made, use, offer for sale, sell or import Product (hereinafter "Third Party License") and/or to compensate or pay damages to such third party, and/or pay royalties under such license, and/or incur cost or expense in the defense of such claim, then, if such claim arises from the use of any OraSolv Technology or any Improvement thereto, NCH shall have the right to credit [...***...] of any such compensation, damages, royalties and reasonable out-of-pocket cost and expense against running royalties owed to CIMA until such time as any allowable credit is fully taken; PROVIDED THAT, CIMA shall have the right to approve any credits resulting from settlement (other than by judgment, decree or decision of a court, tribunal or other authority of competent jurisdiction) by NCH and the third party of any claim or action, which approval shall not be unreasonably withheld, and the dollar amount of any credit taken in any one Royalty Computation Period shall not exceed [...***...] of the dollar amount of royalty payments due CIMA in the relevant Royalty Computation Period.

11.4 Nothing in this Article 11, or in Article 10, shall be construed as a waiver or cure of any breach of any warranties set forth in Article 6, or any release of any claim by NCH as may be appropriate relating thereto.

12.    CIRCUMSTANCES FOR MANUFACTURE BY NCH

12.1 NCH shall have the right to make the Product, or have the Product made by a third party supplier (reasonably acceptable to CIMA), only under the following circumstances:

       [...***...]

12.2 In the event NCH begins to make the Product, or have a third party supplier make the Product, in accordance with Section 12.1 hereof and/or
Article 12 of the Supply Agreement, CIMA shall cooperate fully with NCH and the third party supplier, if any, and shall use commercially reasonable best efforts to enable NCH and/or the third party supplier to qualify and validate the Novartis Manufacturing Facility (as defined in the Supply Agreement) or the third party supplier's facilities, as the case may be, and to manufacture and package the Product. CIMA shall give NCH and any third party supplier prompt and unrestricted access to, or, if requested, CIMA immediately shall provide to NCH and any third party supplier, all Technical Information (as defined in the Supply Agreement). Any disclosure or use of Technical Information will be subject to the confidentiality restrictions set forth in
Article 7 of this License Agreement. NCH and any third party supplier shall have the right to observe the operation of any laboratory and manufacturing and/or packaging facility of CIMA (subject to CIMA's obligations of confidentiality to third parties) and to have a reasonable number of employees or other representatives of CIMA visit the Novartis Manufacturing Facility or the third party supplier's facilities, at NCH's option and in accordance with a mutually agreed time table, to demonstrate and explain any of the Technical Information and the manufacturing and packaging processes. In the event that NCH manufactures and/or packages the Product, or has a third party supplier manufacture and/or package Product pursuant to Section 12.1(ii) or
(iii) above, [...***...]

13.    NOTICES

       All notices required or permitted hereunder shall be given in writing and sent by facsimile transmission, or mailed postage prepaid by first class certified or registered mail, or sent by a nationally recognized express courier service, or hand delivered at the following addresses:

                Novartis Consumer Health, Inc.
                560 Morris Avenue
                Summit, New Jersey  07901
                Attention: Office of the Vice President, Marketing With a copy to: General Counsel

                CIMA LABS, Inc.
                10000 Valley View Road
                Eden Prairie, Minnesota 55344-9361
                Attention: Vice President Business Development

       Any notice, if mailed properly addressed, postage prepaid, shall be deemed made three (3) days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if sent by express courier service or on the date of delivery or transmission if hand delivered or sent by facsimile transmission.

14.    FORCE MAJEURE

       Neither party shall be responsible or liable to the other hereunder for failure or delay in performance of this License Agreement due to any war, fire, flood, accident or other casualty, or any labor disturbance or act of God or the public enemy, or any other contingency beyond such party's reasonable control. In addition, in the event of the applicability of this Article, the party affected by such force majeure shall use reasonable efforts, consistent with good business judgment, to eliminate, cure and overcome any of such causes and resume performance of its obligations.

15.    PUBLICITY

       CIMA and NCH agree not to issue any press release or other public statement disclosing the existence of or relating to this License Agreement without prior written consent of the other party; PROVIDED, HOWEVER, that neither CIMA nor NCH shall be prevented from complying with any duty of disclosure it may have pursuant to law subject to notifying the other party in writing and giving such other party reasonable time to comment on the same prior to disclosure. Notwithstanding the foregoing, NCH and CIMA each shall have the right to disclose information regarding this License Agreement to potential investors and its financial advisors (including allowing such investors and financial advisors to review this License Agreement itself); PROVIDED THAT, the disclosing party has obtained a commercially reasonable confidentiality agreement from each such investor and
financial advisor.   CIMA and NCH agree that the Press Releases attached
hereto as EXHIBIT E are approved for release to the public immediately upon the execution of this License Agreement.

16.    ASSIGNMENT

       This License Agreement and all rights and obligations hereunder are personal to the parties hereto and may not be assigned without the express prior written consent of the other party. Any assignment or attempt at same in the absence of such prior written consent shall be void and without effect; PROVIDED THAT, either party may assign this License Agreement to an Affiliate or any successor by merger or sale of all or substantially all of its business units to which this License Agreement relates without such consent. This License Agreement shall be binding upon the successors and permitted assigns of the parties and the name of a party appearing herein will be deemed to include the names of such party's successors and permitted assigns to the extent necessary to carry out the intent of this License Agreement.

17.    GOVERNING LAW

       This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware as though made and to be fully performed in said State.

18.    SEVERABILITY

       If any one or more of the provisions of this License Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. In the event any provision shall be held invalid, illegal or unenforceable the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as possible, implements the purposes hereof.

19.    MISCELLANEOUS

19.1 CIMA must inform NCH in writing of CIMA's intention to file a voluntary petition in bankruptcy, or of another's intention to file an involuntary petition in bankruptcy in respect to CIMA at least thirty (30) days prior to the filing of such a petition; PROVIDED, THAT, if CIMA is not aware of another's intention to file an involuntary petition in bankruptcy in respect of CIMA thirty (30) days prior to the filing of such petition, CIMA shall inform NCH in writing of such other party's intention to file as soon as reasonably possible after CIMA becomes aware of it. Upon receipt of such notice, NCH in its sole discretion shall have the option of terminating this License Agreement upon sixty (60) days written notice to CIMA, unless CIMA refrains from filing its petition, withdraws its petition, prevents the other party from filing its involuntary petition or obtains dismissal of the petition, as the case may be, during this sixty (60) period. The filing of such petition without conforming to this requirement shall be deemed a material, pre-petition incurable breach of this License Agreement.

19.2 The failure of any party hereto at any time or times to require performance of any provisions hereof shall in no manner affect its rights to enforce such provision at a later time.

19.3 Nothing in this License Agreement shall prevent NCH from labeling the Products with [...***...]

19.4 For the period beginning the Effective Date and ending on or about [...***...] NCH shall have the right to limit commercial sale of the Products to a regional market within the Territory. By no later than [...***...] NCH shall notify CIMA whether it intends to (i) launch the Products on a national scale or (ii) terminate this License Agreement pursuant to either Section 8.3 or 8.4 hereof, as appropriate. If NCH elects to proceed under clause (i) of this Section 19.4, it shall so launch by no later than [...***...] unless it is prevented from doing so due to CIMA's failure to produce sufficient Product pursuant to the Supply Agreement.

20.    INDEPENDENT CONTRACTORS

The parties shall perform their obligations under this License Agreement as independent contractors and nothing contained in this License Agreement shall be construed to be inconsistent with such relationship or status. This License Agreement shall not constitute, create or in any way be interpreted as a joint venture or partnership of any kind.

21.    COUNTERPARTS

This License Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

22.    ENTIRE AGREEMENT

       This License Agreement together with the Supply Agreement constitute the entire understanding between the parties relating to the subject matter thereof, and no amendment or modification to this License Agreement shall be valid or binding upon the parties unless made in writing and signed by the representatives of such parties.

IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be executed as of the date first written above by their duly authorized officers.

NOVARTIS CONSUMER HEALTH, INC.          CIMA LABS., INC
560 Morris Avenue                       10000 Valley Road
Building F                              Eden Prairie, Minnesota 55344
Summit, New Jersey                      (612) 947-8700
(908) 598-7614
By: /s/ [...***...]                     By: /s/ Jack Khattar
    -------------------------------         ------------------------------------
[...***...]                             Name:   Jack Khattar
Vice President & CFO                         -----------------------------------
                                        Title:  Vice President
                                              ----------------------------------


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